UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 14, 2021

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NETE	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company             ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2021, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Restated Merger Agreement”) with Mullen Technologies, Inc., a California corporation (“Mullen Technologies”), Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Mullen Automotive, Inc. (“Mullen”), a California corporation and a wholly-owned subsidiary of Mullen Technologies.

Pursuant to, and on the terms and subject to the conditions of, the Restated Merger Agreement, Merger Sub will be merged with and into Mullen (the “Merger”), with Mullen continuing as the surviving corporation in the Merger.

On May 12, 2021, (i) Mullen Technologies assigned and transferred to Mullen all of its electric vehicle business related assets, business and operations, and Mullen assumed certain debt and liabilities of Mullen Technologies. Prior to the effective time of the Merger, Mullen Technologies is contemplating a spin off, via share dividend, of all of the capital stock of Mullen to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the effective time of the Merger, the capital structure (including its issued and outstanding common and preferred stock) of Mullen shall mirror the capital structure of Mullen Technologies. Accordingly, the Restated Merger Agreement amends, restates and replaces in its entirety the Agreement and Plan of Merger, dated as of August 4, 2020, as amended, among the Company, Mullen Technologies, Merger Sub.

Pursuant to the Restated Merger Agreement:

Subject to the Company’s stockholders’ approval, at the Merger effective time, the Company will amend its certificate of incorporation to authorize a sufficient number of shares of three series of preferred stock of the Company with identical rights, preferences and privileges currently afforded holders of Series A preferred stock, Series B preferred stock and Series C preferred Stock of Mullen and change its name to “Mullen Automotive, Inc.”

Subject to the Company’s stockholders’ approval, at the Merger effective time:

●

except for the shares of Mullen held by dissenting shareholders (the “Dissenting Shares”), each share of Mullen common stock, Mullen Series A preferred stock and Mullen Series B preferred stock (all issued and outstanding shares of Mullen common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock, being hereinafter collectively referred to as the “Mullen Shares”) issued and outstanding immediately prior to the Merger effective time (other than any Mullen Shares to be canceled pursuant to the provisions of the Restated Merger Agreement and any Dissenting Shares) will be canceled and converted automatically into the right to receive that number of shares of the Company common stock, the Company newly designated Series A preferred stock, the Company newly designated Series B preferred stock and the Company newly designated Series C preferred stock, as the case may be (collectively the “Parent Shares”), as described on Schedule A to the Restated Merger Agreement; and

●	a total of shares of the Company common stock as set forth and further described on Schedule B to the Restated Merger Agreement will be deposited into an escrow account to be released.

The Parties to the Restated Merger Agreement intend that the number of shares of the Company common stock outstanding immediately after the Merger effective time on a fully diluted and fully converted basis will not exceed 75,000,000, with 15% of such common stock outstanding immediately after the Merger effective time on a fully diluted and fully converted basis to be allocated to the persons that hold shares of the Company common stock immediately prior to the Merger effective time (the “Parent Pre-Merger Stockholders”) (subject to upward adjustment described below).

Any Mullen Shares issued and outstanding immediately before the Merger effective time that are held by a Dissenting Stockholder (i.e., a stockholder of Mullen that has not voted in favor of or consented in writing to the adoption of the Restated Merger Agreement and the Merger and has complied with the provisions of Chapter 13 of the California Corporations Code concerning the right of holders of Mullen Shares to require Mullen to repurchase their shares (“Dissenting Shares”)) will not be converted into the right to receive Parent Shares, but will instead become the right to receive from the Company such consideration as may be determined to be due to such Dissenting Stockholder per the procedures set forth in Chapter 13 of the California Corporations Code. At the Merger effective time, such Dissenting Shares will no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder will cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 13 of the California Corporations Code).

The Parties to the Restated Merger Agreement intend that, at the Merger effective time, (i) all current directors of the Company will resign, and the individuals nominated by Mullen will become the directors of the Company from and after the Merger effective time; and (ii) all current officers of the Company will resign and the individuals nominated by Mullen will become the officers of the Company from and after the Merger effective time.

As soon as practicable following the Merger, the Company will cause its current ticker symbol “NETE” to be changed to such ticker symbol as Mullen will select after the date hereof upon Nasdaq’s approval of the Company’s listing application.

The Parties to the Restated Merger Agreement intend that, prior to the Merger effective time but, subject to and after the Company’s stockholders’ approval, the Company will divest itself of its existing business operations to another party, and will cause such party to assume all liabilities of the Company directly related to its operations of its existing business immediately prior to the closing of such divestiture (the “Divestiture”).

The consummation of the Merger is subject to (i) the Merger and the shares of Company common stock to be issued in connection with the Merger and other transactions contemplated by the Restated Merger Agreement being approved and authorized for the listing on Nasdaq and (ii) the Company’s and its subsidiaries aggregate cash and cash equivalents plus amounts lent by the Company to Mullen pursuant to the Restated Merger Agreement less accounts payable and debt (exclusive of unfunded warrant proceeds) is $10,000,000 less (a) legal fees as set forth in the Restated Merger Agreement, (b) the Late Fees and (c) $500,000 previously lent by the Company to Mullen Technologies together with all accrued interested thereon (the “Net Cash Position”). The parties to the Restated Merger Agreement intend that the Company will effect a private placement of the Company common stock prior to the Merger Effective Time (the “Private Placement”) in order to raise sufficient capital for the Net Cash Position.

The Company and Mullen may agree that the Company may raise additional capital beyond the Net Cash Position. In such event, Mullen and its pre-Merger shareholders shall solely absorb all of the dilution from such additional capital raise beyond the Net Cash Position for purposes of allocating ownership between the Company pre-Merger stockholders, on the one hand, and all other parties, on the other hand. By way of example, if there would have been 75,000,000 shares of the Company common stock outstanding on a fully-diluted and converted basis prior to the additional capital raised beyond the Net Cash Position, and the Company issues 3,000,000 shares of the Company common stock to raise $25,000,000 over and above the Net Cash Position, the Company pre-Merger stockholders would own 15% of such 75,000,000 shares of the Company common stock and plus 3,000,000 shares of the Company common stock, or 14,250,000 shares of the Company common stock immediately after the effective time of the Merger, and the number of outstanding shares of the Company common stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the effective time of the Merger.

After Mullen’s completion and delivery to the Company, of the audited financial statements for Mullen and its subsidiaries and affiliates required to be included in a registration statement, the Company intends to prepare and file with the Commission a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the proxy statement will be included as a part of the prospectus, in connection with the registration under the Securities Act of the shares of Parent Shares to be issued in connection with the transactions contemplated in the Restated Merger Agreement.

The Parties to the Restated Merger Agreement intend that the proxy statement will be sent to the stockholders of the Company relating to the special meeting of the Company stockholders to be held to consider, among other things, approval and adoption, as applicable, of (1) the Restated Merger Agreement, the Merger (including the issuance and reservation for issuance, as applicable, of Parent Shares as more particularly described in the Restated Merger Agreement), the Divestiture, the amendment to the Company’s Certificate of Incorporation, the issuance of Parent Shares in furtherance of the Private Placement, and the other transactions contemplated by this Agreement requiring such stockholders approval, including the reservation for issuance, subject to and contingent upon consummation of the Merger and the Company’s stockholders approval, in excess of the limitation set forth in the applicable Nasdaq rules, of the Company’s common shares issuable upon conversion of certain notes and warrants that, subject to and after the consummation of the Merger, will become convertible into the Company’s common shares; and (2) any other proposals the parties deem necessary to effectuate the Merger and the other transactions contemplated in the Restated Merger Agreement.

Consummation of the Merger, the Divestiture, the Private Placement and the other transactions contemplated in the Restated Merger Agreement, is subject to customary conditions including, among others, the approval of the Company’s stockholders and listing of the Company shares of common stock on the Nasdaq Capital Market after the change of control due to the Merger. In addition, the obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality qualifications) and the other party having performed in all material respects its obligations under the Restated Merger Agreement. The parties’ obligations to consummate the Merger are further subject to the absence of a “Material Adverse Effect” (as defined in the Restated Merger Agreement) with respect to Mullen, on the one hand, and the Company, on the other hand, since the date of the Restated Merger Agreement.

The parties to the Restated Merger Agreement agreed that Mullen will pay an agreed sum of $13,333.00 per day (the “Late Fee”) to the Company until the said Registration Statement is filed with the U.S. Securities and Exchange Commission. All accumulated Late Fees are due and payable by Mullen on the 5th day of each calendar month commencing on February 5, 2021 and on the 5th day of each month thereafter until the above-refenced filing has occurred. As of the date hereof, an aggregate Late Fee of $1,519,962 was accrued and remains unpaid.

Each of the Company, Mullen and Merger Sub has made customary representations and warranties and agreed to customary pre-closing covenants in the Restated Merger Agreement. In addition, each of Mullen and the Company has agreed to other customary pre-closing covenants, including, among others, to not take any actions that would reasonably be likely to prevent, interfere with or materially delay the Merger.

The Restated Merger Agreement also provides that the Company shall not (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or indications of interest regarding an acquisition proposal; subject to certain exceptions, engage or participate in any negotiations with any third party concerning any acquisition proposal; or subject to certain exceptions provide any information to any third party relating to any acquisition proposal and (ii) subject to certain exceptions, withhold or withdraw the recommendation of its board of directors that the holders of the Company Shares adopt the Restated Merger Agreement.

The Restated Merger Agreement contains termination rights for each of the Company and Mullen, including, among others, (i) in the event that the Merger has not been consummated by August 31, 2021, (ii) in the event that the requisite approval of the Company’s stockholders is not obtained upon a vote thereon, (iii) in the event that any governmental authority shall have taken action to restrain, enjoin or prohibit the consummation of the Merger, which action shall have become final and non-appealable and (iv) in the event that there is a breach by the other party of any of its representations, warranties, covenants or agreements, which breach is sufficiently material and not timely cured or curable. In addition, Mullen may terminate the Restated Merger Agreement if, prior to receipt of the requisite approval of the Company’s stockholders, the Company’s board of directors shall have changed their recommendation in respect of the Merger. Further, the Company may terminate the Restated Merger Agreement prior to receipt of the requisite approval of the Company’s stockholders to enter into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Restated Merger Agreement).

In the event of a termination of the Restated Merger Agreement under specified circumstances, Mullen will be required to pay the Company, and the Company will be required to pay Mullen a termination fee of $750,000.

These circumstances include, (a) with respect to the Company: (i) acceptance by the Company of a Superior Proposal and terminating the Restated Merger Agreement, (ii) accepting a Competing Proposal (as such term is defined in the Restated Merger Agreement) or (iii) notifying Mullen of its termination of the Restated Merger Agreement which termination is not otherwise allowed pursuant to the terms of the Restated Merger Agreement; and (b) with respect to Mullen, if Mullen notifies the Company of Mullen’s termination of the Restated Merger Agreement which is not otherwise allowed pursuant to the terms of the Restated Merger Agreement.

The foregoing description of the Restated Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Restated Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Restated Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger and the other transactions contemplated in the Restated Merger Agreement. It is not intended to provide any other factual information about the Company or Mullen. The representations, warranties, covenants and agreements contained in the Restated Merger Agreement were made only for purposes of the Restated Merger Agreement and as of the specific date or dates set forth therein, are solely for the benefit of the parties to the Restated Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Restated Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Mullen or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties set forth in the Restated Merger Agreement may change after the date of the Restated Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Mullen’s public disclosures.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by such words as “aim”, “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and variations of such words and other similar expressions.

These forward-looking statements are only predictions based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are important factors that could cause actual results to differ materially from the results expressed or implied by forward-looking statements, including (i) the risk factors set forth under “Risk Factors” in Part I, Item 1A of Insight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, set forth in the Company’s subsequent Quarterly Reports on Form 10-Q or set forth in the Company’s other filings with the SEC and (ii) any of the following:

•	the failure of the Company to effectuate the Private Placement or the Divestiture anticipated to consummate the Merger and/or the transactions contemplated in the Restated Merger Agreement;

•	the failure of the Company to obtain the listing of the Company shares of common stock on the Nasdaq Capital Market after the change of control due to the Merger;

•	the failure to consummate or a delay in the consummation of the Merger and/or the transactions contemplated in the Restated Merger Agreement for other reasons;

•	the timing to consummate the Merger and/or the transactions contemplated in the Restated Merger Agreement;

•	the risk that a condition to the consummation of the Merger and/or the transactions contemplated in the Restated Merger Agreement may not be satisfied or waived;

•	the failure of the Company’s stockholders to approve the Merger and/or the transactions contemplated in the Restated Merger Agreement;

•	unexpected costs or liabilities in connection with the consummation of the Merger and/or the transactions contemplated in the Restated Merger Agreement;

•

operating costs, customer loss and business disruptions arising from the Merger and/or the transactions contemplated in the Restated Merger Agreement and the pendency or consummation thereof (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers), which may be greater than expected;

•	uncertainties surrounding the transaction;

•	other adverse economic, business, and/or competitive factors; and

•

other risks to consummation of the transaction, including circumstances that could give rise to the termination of the Restated Merger Agreement and the risk that the transaction will not be consummated within the expected time period, without undue delay, cost or expense, or at all.

All forward-looking statements are qualified by, and should be considered in conjunction with, these cautionary statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which such statements are made. Except as required by applicable law, neither the Company nor Mullen undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the Merger, the Company plans to file with the Commission proxy statement on Schedule 14A (the “Proxy Statement”), the registration statement on Form S-4, as well as other relevant materials regarding the Merger. Following the filing of the definitive Proxy Statement and the registration statement on Form S-4 with the SEC, the Company will provide access to the definitive Proxy Statement, a proxy card and the registration statement on Form S-4 to each stockholder entitled to vote at the special meeting relating to the Merger and the transactions contemplated in the Restated Merger Agreement requiring the Company’s stockholders’ approval. The Company stockholders are urged to carefully read the Proxy Statement, the registration statement on Form S-4 and other materials relating to the Merger (and any amendments or supplements thereto) and any other relevant documents filed with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement, the registration statement on Form S-4 and other relevant materials regarding the Merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.netelement.com).

Participants in a Solicitation

The Company, its directors and officers and Mullen and its directors and officers may be deemed to be, participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger and other transactions described in the Proxy Statement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Form 10-K filed with the Commission on March 31, 2021 (Company’s “Form 10-K”). To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the Commission. Information regarding the identity of the participants in the proxy solicitation and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with Commission in connection with the Merger.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 14, 2021, among Net Element, Inc., Mullen Technologies, Inc., Mullen Acquisition, Inc. and Mullen Automotive, Inc.

*Certain schedules (or similar attachments) to the Amended and Restated Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of any such schedules (or similar attachments) to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2021

NET ELEMENT, INC.

By:	/s/ Jeffrey Ginsberg
Name: Jeffrey Ginsberg
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 14, 2021, among Net Element, Inc., Mullen Technologies, Inc., Mullen Acquisition, Inc. and Mullen Automotive, Inc.

*Certain schedules (or similar attachments) to the Amended and Restated Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of any such schedules (or similar attachments) to the U.S. Securities and Exchange Commission upon request.